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NEWS RELEASE

                             FOR:          ELJER INDUSTRIES, INC.

                             APPROVED BY:  Henry Lehnerer.
                                           Chief Financial Officer
                                           (214) 407-2600
For Immediate Release
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                             CONTACT:      Morgen-Walke Associates
                                           Lynn Morgen/June Filingeri
                                           Terence Rooney/Helen
                                           Spanakos, Media Contact
                                           (212) 850-5600
                                           Ken Pieper (214) 701-8851


         U.S. BRASS OBTAINS EXTENSION TO FILE REORGANIZATION PLAN
                         IN BANKRUPTCY PROCEEDING

         DALLAS, Texas, September 22, 1994 --Eljer Industries, Inc. (NYSE:ELJ) announced today that the federal Bankruptcy Court for the Eastern District of Texas has entered an order extending by 90 days the period during which United States Brass Corporation has the exclusive right to file a plan of reorganization. U.S. Brass, an indirect, wholly-owned subsidiary of Eljer Industries, filed a voluntary petition for reorganization under Chapter 11 of the federal Bankruptcy Code on May 23, 1994. Under the
Bankruptcy Code, a debtor-in-possession has a 120-day exclusive period from the date of the filing of its Chapter 11 petition within which to file a plan. Under the Court's order, U.S.
Brass' exclusive right to file a plan was extended to December
22, 1994.

         U.S. Brass continues to assert that all Qest polybutylene-related claims, including claims of codefendants Shell Chemical Company and Hoechst Celanese Corporation, against U.S. Brass,
Eljer Industries and its wholly-owned subsidiary, Eljer Manufacturing, Inc. and Household International, Inc., the former parent company of Eljer Industries, are stayed under the Bankruptcy Code because the claims are property of U.S. Brass or seek recovery from assets that are property of U.S. Brass.
Hoechst Celanese has recently asserted that Eljer Industries and Eljer Manufacturing are directly liable for damages arising from the manufacture and sale of the Qest polybutylene plumbing system. The official committee of polybutylene claimants in the U.S. Brass bankruptcy case, consisting of lawyers representing various plaintiffs in the pending Qest plumbing system litigation, has also asserted that direct claims may be prosecuted against Eljer Industries and Eljer Manufacturing notwithstanding the automatic stay.

                                 - MORE -

                      (LETTERHEAD OF MORGEN-WALKE)
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U. S. BRASS OBTAINS EXTENSION          - Page 2 -

         Eljer Industries also noted that the U.S. Brass motion to appoint an examiner in the bankruptcy proceeding to investigate the merits and value, if any, of certain Qest polybutylene-related claims against Eljer Industries, Eljer Manufacturing and Household based upon alter-ego and related theories of liability has been withdrawn without prejudice to refiling at a later date.

         Scott G. Arbuckle, Chairman of U.S. Brass and President and Chief Executive Officer of Eljer Industries, commented: "We are pleased that U.S. Brass has been granted additional time in which to formulate a plan to resolve the issues raised in the Qest plumbing system litigation and to provide for the payment, satisfaction and discharge of all claims against U.S. Brass."

         Mr. Arbuckle continued: "Eljer Industries will vigorously contest any direct or derivative claims that may be asserted against Eljer Industries and Eljer Manufacturing relating to the Qest plumbing system cases. However, as previously disclosed, if any such claims were successfully asserted against Eljer Industries or Eljer Manufacturing during the pendency of the U.S. Brass bankruptcy proceeding, it could, depending upon the adequacy and availability of insurance coverage for costs and indemnity, have a material adverse effect on the liquidity and financial condition of Eljer Industries."

         Eljer Industries, Inc. is a leading manufacturer and marketer of high quality building products, including plumbing, heating and ventilating products, for the residential and commercial construction, remodeling and repair, and do-it-yourself markets.
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